Exhibit 4.1

FORM OF AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of [          ], 2010 by and among Liberty Acquisition Holdings Corp., a Delaware corporation (the “Company”), Liberty Acquisition Holdings Virginia, Inc., a Virginia corporation (“Liberty Virginia”), Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), and Promotora de Informaciones, S.A., a sociedad anónima organized under the laws of Spain (“PRISA”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Second Amended and Restated Warrant Agreement, dated as of December 6, 2007 and filed with the United States Securities and Exchange Commission on December 12, 2007 (the “Existing Warrant Agreement”), pursuant to which the Company has issued Warrants to purchase 76,687,500 shares of Common Stock (collectively, the “Warrants”);

WHEREAS, the terms of the Warrants are governed by the Existing Warrant Agreement and capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, on March 5, 2010, the Company entered into a Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”) with PRISA (and subsequently joined by Liberty Virginia), pursuant to which, upon the consummation of the transactions contemplated by the Business Combination Agreement, the stockholders of the Company will come to own newly issued American Depositary Receipts representing newly issued (i) Class A Ordinary Shares of PRISA and (ii) convertible non-voting shares (acción sin voto convertible) of PRISA;

WHEREAS, the Business Combination Agreement provides for the merger of the Company with and into Liberty Virginia, its wholly owned subsidiary, upon consummation of which, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for shares of common stock, par value $0.0001 per share, of Liberty Virginia;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination between the Company and PRISA;

WHEREAS, pursuant to the Business Combination Agreement, the Company agreed to seek the approval of this Amendment by the Registered Holders of a majority of the outstanding Warrants (the “Warrant Proposal”) such that, in connection with the transactions contemplated by the Business Combination Agreement, PRISA will be required to purchase, and the holders of Warrants will be required to exchange, all of the outstanding Warrants for the Consideration (as defined below) and on such other terms and subject to such conditions as are set forth herein;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement with the written consent of the Registered Holders of a majority of the outstanding Warrants;

WHEREAS, the Registered Holders of a majority of the outstanding Warrants have approved the Warrant Proposal; and

WHEREAS, the representative of the underwriters has waived any and all rights to consent to any modification or amendment of the Existing Warrant Agreement contemplated by Section 9.8 of the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1. Amendment of Existing Warrant Agreement.

1.1 Mandatory Exchange of Securities. Section 6 of the Existing Warrant Agreement is hereby amended and restated in its entirety so that it now reads in full as follows:

“6 Mandatory Exchange of Securities.

6.1 Definitions.

Capitalized terms used in this Section 6, but not otherwise defined in this Agreement, shall have the meanings given to such terms in the Business Combination Agreement, dated as of March 5, 2010, by and between Promotora de Informaciones, S.A., a sociedad anónima organized under the laws of Spain (“PRISA”) and Liberty Acquisition Holdings Corp. (the “Business Combination Agreement”), a copy of which is included in the PRISA prospectus dated [          ], 2010 and previously delivered to Registered Holders in connection with soliciting consents for Amendment No. 1 to this Agreement.

6.2 Exchange.

6.2.1 Notwithstanding anything contained in this Agreement to the contrary, at the Exchange Effective Time, and subject to the Share Exchange being consummated, except as provided in Section 6.3 herein or as such consideration may be changed as occasioned by the last paragraph of Section 3.5(a) of the Business Combination Agreement, each Warrant issued and outstanding immediately prior to the Exchange Effective Time shall, automatically and without any action by the Registered Holder thereof, be exchanged by PRISA and transferred by such Registered Holder to PRISA (the “Warrant Exchange”), in consideration for:

(i) a payment by Liberty Virginia in cash in the amount of US$1.043195 (the “Cash Consideration”) to be delivered by or at the direction of Liberty Virginia;

(ii) the exchange by PRISA of 0.115327 newly issued PRISA Class A Ordinary Shares (the “Ordinary Share Consideration”) to be delivered by PRISA to the Depositary as provided for herein; and

(iii) the exchange by PRISA of 0.05534 newly issued PRISA Convertible Non-Voting Shares (the “Convertible Non-Voting Share Consideration”, and together with the Cash Consideration and the Ordinary Share Consideration, the “Consideration”) to be delivered by PRISA to the Depositary as provided for herein.

6.2.2 Notwithstanding anything contained in this Agreement to the contrary, upon consummation of the Share Exchange, and without any action by the Registered Holder thereof, each Registered Holder of Warrants (other than Prisa) shall cease to have any rights with respect to the Warrants other than the right to receive the Consideration.

6.3 Delivery of Consideration.

6.3.1 Each PRISA Share issued as part of the Consideration shall be registered in the name of the Depositary by Iberclear and then delivered in the form of PRISA ADSs evidenced by ADRs, with each PRISA ADS-A representing [          ] PRISA Class A Ordinary Shares and each PRISA ADS-NV representing [          ] PRISA Convertible Non-Voting Shares. Each PRISA ADS shall be issued in accordance with the Deposit Agreement.

6.3.2 The aggregate Cash Consideration payable to each former Registered Holder shall be rounded down to the nearest whole cent after multiplying the aggregate number of outstanding Warrants held by such former Registered Holder by the Cash Consideration. By way of example, a Registered Holder of 10,500 outstanding warrants would receive aggregate Cash Consideration of $10,953.54.

6.3.3 If, between the date of this Agreement and the Exchange Effective Time, PRISA, Liberty or Liberty Virginia undergoes a change in capitalization affecting the Warrants, an appropriate and proportionate adjustment shall be made to the Ordinary Share Consideration and the Convertible Non-Voting Share Consideration in order to preserve the economic benefits of the Warrant Exchange to the parties.

6.3.4 In so far as the provisions of Article IV of the Business Combination Agreement relate to the obligations and rights of the parties to this Agreement regarding the Warrant Exchange, such provisions are hereby incorporated herein by reference; provided, however, that nothing in this Section 6.3.4 or this Agreement, whether expressed or implied, is intended to confer upon any Person, including any beneficial owner or Registered Holder of Warrants, any rights or remedies under or by reason of the Business Combination Agreement enforceable against the parties thereto or their successors or assigns.

6.3.5 Notwithstanding anything herein to the contrary, the Company shall not be required to provide any prior notice of the Warrant Exchange to any Registered Holder.

6.4 Each of the parties hereto acknowledges and agrees that the obligations under this Section 6 to deliver the Ordinary Share Consideration and Convertible Non-Voting Share Consideration shall be satisfied by PRISA.

6.5 Each of the parties hereto acknowledges and agrees that the obligations under this Section 6 to deliver the Cash Consideration shall be satisfied by or at the direction of Liberty Virginia.”

1.2 Appointment of Warrant Agent. Existing Warrant Agreement is hereby amended to add a new Section 1.2, which shall read in full as follows:

“1.2 Appointment of Warrant Agent at Exchange Time. Notwithstanding anything contained in this Agreement to contrary (including that the Warrant Agent be a New York Corporation), at the Exchange Effective Time, PRISA shall act as agent for the Company, its successors and assigns for the Warrants, and PRISA agrees to perform in accordance with the terms and conditions set forth in this Agreement. At such time as PRISA is appointed, Continental Stock Transfer & Trust Company shall have no further rights or obligations under the Agreement, and the term “Warrant Agent,” as used in this Agreement, shall refer exclusively to PRISA.”

2. Miscellaneous Provisions.

2.1 PRISA Obligation. Each of the parties hereto acknowledges and agrees that the obligations under Section 6.2 of the Existing Warrant Agreement (as amended by this Amendment) to deliver the Ordinary Share Consideration and Convertible Non-Voting Share Consideration shall be satisfied by PRISA

2.2 Liberty Virginia Obligation. Each of the parties hereto acknowledges and agrees that the obligations under Section 6.2 of the Existing Warrant Agreement (as amended by this Amendment) to deliver the Cash Consideration shall be satisfied by or at the direction of Liberty Virginia.

2.3 Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their permitted respective successors and assigns.

2.4 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.5 Applicable Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.6 Counterparts. This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.7 Effect of Headings. The Section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.8 Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

LIBERTY ACQUISITION HOLDINGS CORP.

By:
Name:
Title:

LIBERTY ACQUISITION HOLDINGS VIRGINIA, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

PROMOTORA DE INFORMACIONES, S.A.

By:
Name:
Title:

[Signature Page to Warrant Agreement Amendment]